Exhibit 10.21

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (together with the Schedules hereto, the “Agreement”), dated January 25, 2006, by and between Stewart & Stevenson LLC, a Delaware limited liability company (“Buyer”), and Stewart & Stevenson Services, Inc., a Texas corporation (“Parent”). Buyer and Parent may be referred to herein collectively as the “Parties” and individually as a “Party”. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the PPD Purchase Agreement (as defined below).

WHEREAS, pursuant to the Asset Purchase Agreement, dated September 27, 2005, among Parent and certain of its subsidiaries party thereto, on the one hand, and Mr. Hushang Ansary (“Mr. Ansary”), on the other (as amended, supplemented or otherwise modified from time to time by mutual agreement of the parties thereto, the “EPD Purchase Agreement”), Parent and certain of its subsidiaries have agreed to sell and assign, and Mr. Ansary has agreed to acquire and assume, certain assets and liabilities of the Business (as defined in the EPD Purchase Agreement);

WHEREAS, pursuant to the Asset Purchase Agreement, dated as of October 24, 2005, among Parent and certain of its subsidiaries party thereto, on the one hand, and Mr. Ansary, on the other, (as amended, supplemented or otherwise modified from time to time by the mutual agreements of the parties thereto, the “PPD Purchase Agreement” and, together with the EPD Purchase Agreement, the “Purchase Agreements”), Parent and certain of its subsidiaries have agreed to sell and assign, and Mr. Ansary has agreed to acquire and assume, certain assets and liabilities of the Business (as defined in the PPD Purchase Agreement and, collectively with Business (as defined in the EPD Purchase Agreement), the “Businesses”);

WHEREAS, the EPD Purchase Agreement contemplated that at the closing thereunder Mr. Ansary and Parent would enter into the Transition Services Agreement in the form attached as Exhibit 2.9(a)(vii) to the EPD Purchase Agreement (the “EPD Transition Services Agreement”);

WHEREAS, the PPD Purchase Agreement contemplated that at the closing thereunder the Parties would enter into a Transition Services Agreement in form and substance to be agreed by the Parties (the “PPD Transition Services Agreement”);

WHEREAS, consistent with and subject to the terms and conditions of the Purchase Agreements, Mr. Ansary has assigned his rights and his obligations under the Purchase Agreements to Buyer and Stewart & Stevenson Power Products LLC, a Delaware limited liability company;

WHEREAS, following the consummation of the transactions contemplated by the Purchase Agreements, Buyer will directly or indirectly own and operate the Businesses;

WHEREAS, in lieu of entering into the EPD Transition Services Agreement and the PPD Transition Services Agreement and as a result of Buyer acquiring the Businesses, Buyer and Parent desire to enter this Agreement in respect of transition services to be provided between the Parties;

WHEREAS, Buyer has requested that Parent or its Affiliates provide the Parent Support Services (as defined below), subject to the terms and conditions set forth herein; and

WHEREAS, Parent has requested that Buyer or its Affiliates provide the Buyer Support Services (as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Parties hereto agree as follows:

1.                                       Provision of Support Services.

(a)                            Following the date hereof, Parent agrees to provide or cause to be provided to Buyer and its subsidiaries, the services listed on Schedule 1 (the “Parent Support Services”), upon receipt of an e-mail notice from one of the individuals designated on Schedule 1 (or any other individual designated by Buyer in a notice to Parent) to one of the individuals designated on Schedule 2 (or any other individual designated by Parent in a notice to Buyer) requesting any such Parent Support Service. Each such notice shall provide reasonable detail as to the specific Parent Support Service being requested.

(b)                           Following the date hereof, Buyer agrees to provide or cause to be provided to Parent and its subsidiaries, the services listed on Schedule 2 (the “Buyer Support Services” and, together with the Parent Support Services, the “Support Services” and each a “Support Service”) upon receipt of an e-mail notice from one of the individuals designated on Schedule 2 (or any other individual designated by Parent in a notice to Buyer) to one of the individuals designated on Schedule 1 (or any other individual designated by Buyer in a notice to Parent) requesting any such Buyer Support Service. Each such notice shall provide reasonable detail as to the specific Buyer Support Service being requested.

(c)                            Subject to the terms and conditions hereof, any requested modification in the provision of any Support Service, including the provision of additional services, will only be made if each Party in its sole discretion agrees in writing to the provision of the Support Services as so modified.

(d)                           The Parties acknowledge that Parent has prepaid certain maintenance, license and other fees in respect of the contracts listed on Schedule 3 (the “Prepaid Fees”) and the Parties agree that such amounts will be reimbursed to Parent in the manner described in Schedule 3. The Parties recognize that in connection with the transfer to Buyer of the assets listed in section 2.1(l) of the Seller Disclosure Letter to the PPD Purchase Agreement (the

“IT Assets”) and the transfer to and assumption by Buyer of the Contracts listed on Schedule 3 and Buyer’s obligation to provide the Buyer Support Services certain fees have been or will need to be paid to third parties to obtain consents and additional licenses, which fees are set forth on Schedule 4 (the “Transition Fees”). The Parties agree that the Transition Fees shall be borne equally by the Parties.

(e)                            During the Transition Period (as defined in Section 7(a)), each Party agrees to provide such advice and assistance relating to the use of the JD Edwards system and associated software on an informal, cost-free basis (but not on a recurring or unreasonable basis) and in a manner consistent with such advice and assistance provided on an unallocated basis among the Parent and its divisions prior to the date hereof.

(f)                              Upon the earlier of the termination of this Agreement and the end of the Transition Period, Buyer shall deliver to Parent electronic, usable and archivable copies of all electronic records in its possession (including its electronic data systems) relating to Parent and its Subsidiaries.

(g)                           Each agreement, covenant and obligation of each Party in Schedules 1 and 2 shall be binding upon such Party notwithstanding the fact that such agreement, covenant or obligation may be present in the schedule of services to be provided by the other Party.

2.                                       Force Majeure; Emergency Situations.

In the event that war, fire, explosion, flood, accident, strike, riot, act of governmental authority, act of terrorism, act of God or other contingency beyond the reasonable control of a party obligated to provide a Support Service (the “Providing Party”) causes cessation or interruption of the Providing Party’s or its subcontractor’s performance hereunder (a “Force Majeure Event”), performance by the Providing Party shall be temporarily excused for the period of the disability, without liability, provided that the Providing Party shall promptly after it has actual knowledge of the beginning of any excusable delay, notify the party for whom the Support Service is being provided (the “Receiving Party”) of such delay, the reason therefor, and the probable duration and consequence thereof. The Providing Party shall use its commercially reasonable efforts to resume performance of its obligations hereunder as soon as reasonably practicable.

3.                                       Charges for Support Services.

(a)                            Each Party shall pay the other Party for the Support Services provided hereunder on the basis of the charges set forth on Schedule 1 or Schedule 2, as the case may be, plus,

(i)                                     the reasonable out-of-pocket costs and expenses incurred by the Providing Party and its Affiliates in connection with the travel of any Person to facilitate the delivery of the Support Services and transition of such services to the Businesses or to Parent, as the case may be; and

(ii)                                  the reasonable out-of-pocket costs and expenses incurred by the Providing Party and its Affiliates to purchase and install new hardware and/or software reasonably necessary to provide a Support Service or reasonably required by the Providing Party for security and or confidentiality purposes.

(b)                           In the event the Providing Party receives timely notice pursuant to Section 7(a) of the Receiving Party’s request to terminate any Support Service or additional service prior to the termination of this Agreement, the Receiving Party shall not be charged for such Support Service or additional service for the remaining term of this Agreement following the effective date of the termination of such Support Service.

(c)                            The Providing Party shall obtain the Receiving Party’s written consent prior to incurring any cost or expense hereunder in excess of $5,000 if such incurrence would obligate a party to share such cost or expense with the other Party pursuant to Section 1(c) or reimburse the other Party pursuant to Section 3(a)(i), 3(a)(ii) or 4(g).

(d)                           In no event shall either Party be responsible for (i) paying any salaries, wages, withholding, severance payments or any other compensation or payments with respect to employees of the other Party, (ii) overhead costs or (iii) matters of any nature associated with the provision of Support Services, other than as expressly provided in this Agreement.

(e)                            On or before the last day of each month, the Providing Party shall invoice the Receiving Party for the amount due for the period covered by that invoice (each, an “Invoice”). Invoices shall be sent in a format and containing a level of detail reasonably sufficient for the Receiving Party to determine the accuracy of the computation of the amount invoiced. If the Receiving Party does not dispute the amount payable pursuant to the Invoice, then the full amount of the Invoice shall be paid on or before the 30th day after which it was delivered. If the Receiving Party disputes any amount payable pursuant to an Invoice, the Receiving Party shall pay to the Providing Party the undisputed portion within the 30-day period specified above. All amounts due under this Agreement that are not paid on or before the due date and which are ultimately due and payable shall bear interest at the rate of twelve percent (12%) per annum. The obligation to pay for Support Services rendered shall survive the termination of this Agreement. No Party shall have any right to setoff any amounts due and payable to the other Party pursuant to this Agreement against any payments to be made pursuant to this Agreement, the Purchase Agreements or otherwise. Notwithstanding anything to the contrary in this Section 3(e), after a material Force Majeure Event has continued for a thirty (30) consecutive day period with respect to any Support Service, the monthly fee (or any portion thereof) for such Support Service shall not accrue until the ability to provide such Support Service has been restored, in which case the resumption of the monthly fee shall be calculated by multiplying the monthly fee by the quotient of (x) the number of days in the month in which the Support Service was capable of being provided, divided by (y) the number of days in the month. By way of example, if a material Force Majeure Event occurs on April 15 and continues until June 15, Buyer will be invoiced one-half of the monthly fee for April, no fee for May, one-half of the monthly fee for June and the monthly fee for July.

(f)                              All payments made hereunder are exclusive of any and all sales and use taxes, similar duties or levies assessed by applicable Governmental Bodies on the payments hereunder. The Receiving Party agrees to pay or reimburse the Providing Party for any such taxes or similar fees or duties for such Support Service provided hereunder.

(g)                           Costs for long distance, the MAN (Metropolitan Area Network) data circuit from the Businesses to Parent, P-card, blackberry service, telephone services, travel related services and other business expenses that have been paid by Parent and charged directly to the Businesses, rather than charged to the Corporate segment of Parent and allocated to the Businesses via an allocation mechanism, shall continue to be paid by Parent and reimbursed by Buyer until the earlier of (i) 120 days after the date hereof and (ii) such time as Buyer has contracted for such services in Buyer’s name.

4.                                       Conduct of the Business.

(a)                            Buyer recognizes that the transfer of the IT Assets and the performance of the Buyer Support Services will result in Buyer having access to confidential and proprietary information of Parent and its Affiliates. Buyer hereby agrees and covenants to comply with, and cause its employees, independent contractors and other agents and representatives to comply with, usage rules and policies at least as stringent as Parent’s usage rules and policies in effect immediately prior to the date hereof, a copy of which is attached hereto as Schedule 5.

(b)                           Parent shall comply with, and cause its employees, independent contractors and other agents and representatives that will be accessing or otherwise using the Buyer Support Services to comply in all material respects with Buyer’s usage rules and policies, except to the extent Buyer’s usage rules and policies differ from Parent’s rules and policies in Schedule 5 and such difference would adversely affect the benefits to be received by Parent under this Agreement.

(c)                            Buyer and Parent hereby agree to enforce compliance with the usage rules and policies using the same principles that Parent enforced and used immediately prior to the Closing Date.

(d)                           Parent’s obligation to provide the Parent Support Services is subject to Buyer’s compliance with Buyer’s agreements in Sections 4(a) and (c). Parent shall not be obligated to provide any Parent Support Services during any period in which Buyer is in material breach of Section 4(a) or 4(c).

(e)                            Buyer’s obligation to provide the Buyer Support Services is subject to Parent’s compliance with Parent’s agreements in Sections 4(b) and (c). Buyer shall not be obligated to provide any Buyer Support Services during any period in which Parent is in material breach of Section 4(b) or 4(c).

(f)                              Each Party will have the sole authority to administer its information technology network in accordance with its relevant practices and procedures so long as such administration does not materially adversely affect such Party’s performance of its obligations hereunder. All technical, security and policy decisions relating to a Party’s information technology network and the Support Services to be provided by such Party shall be made by such Party.

(g)                           Notwithstanding anything to the contrary in Section 4(f) or elsewhere in this Agreement, Buyer agrees with respect to Parent’s assets affected by this Agreement to, and shall take all steps reasonably requested by Parent to, (i) safeguard Parent’s assets against unauthorized acquisition, use or disposition and provide reasonable assurance to Parent that Buyer has an internal control process designed to prevent and timely detect unauthorized acquisition, use or disposition of Parent’s assets, (ii) assist Parent in achieving its objectives of maintaining (A) effectiveness and efficiency of its operations, (B) reliability of financial reporting and (C) compliance with applicable laws and regulations, (iii) provide Parent and its representatives, including without limitation its independent registered public accounting firm, reasonable access to monitor, evaluate and test Buyer’s control systems for the limited purpose of assessing the status of the items in clauses (A)-(C) above, and (iv) generally support Parent’s management’s and Parent’s independent registered public accounting firm’s periodic assessments that Parent and its subsidiaries maintain effective internal control over financial reporting; provided, however, that, to the extent Buyer incurs, in connection with the performance of its obligations under this Section 4(g), any incremental, information technology or other costs, Seller will promptly reimburse Buyer for such costs upon Buyer’s demand therefor.

5.                                       Standard of Performance; Disclaimers; Limitation of the Parties’ Liability.

(a)                            Each Party shall use its commercially reasonable efforts to provide or cause to be provided the Support Services that it is required to provide with the same degree of care, skill and prudence customarily exercised by it for its own operations, and shall comply with all applicable Legal Requirements. Each Party acknowledges, however, that neither Party nor any of its Affiliates is in the business of providing the Support Services and that such Support Services are provided solely as an accommodation as a result of the transactions contemplated by the Purchase Agreements. Except in matters involving wilfull misconduct or gross negligence, each Party’s sole and exclusive remedy and sole and exclusive liability for any defect or error in Support Services provided to it shall be either (i) the reperformance of such Support Services at no charge, or (ii) the reimbursement of amounts paid by the recipient of such Support Services.

(b)                           NO PARTY MAKES ANY REPRESENTATION OR WARRANTY AS TO THE RESULTS OF ANY SUPPORT SERVICES PROVIDED BY IT OR ITS AFFILIATES HEREUNDER AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO ITS OR ITS AFFILIATES PERFORMANCE HEREUNDER, EXCEPT AS EXPRESSLY SET FORTH HEREIN. EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, QUALITY, ACCURACY AND FITNESS FOR A PARTICULAR PURPOSE.

(c)                            EXCEPT FOR THE OBLIGATIONS SET FORTH IN SECTION 5(a) AND EXCEPT FOR DAMAGES ARISING FROM WILFULL MISCONDUCT OR GROSS NEGLIGENCE, NEITHER THE PARTIES NOR THEIR AFFILIATES SHALL BE LIABLE TO EACH OTHER OR ANYONE ACTING BY, THROUGH OR UNDER THE OTHER PARTY, UNDER ANY LEGAL THEORY (INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, STRICT LIABILITY, NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE THEORY), FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO PERFORMANCE OR NONPERFORMANCE OF SUPPORT SERVICES (EXCEPT TO THE EXTENT ANY SUCH PERSON SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE).

6.                                       Independent Contractor; Subcontractors.

(a)                            In the performance of all activities hereunder, each Party shall be an independent contractor with the exclusive authority to control and direct the means, method and manner of performance of the details of any Support Services. The obligations of the Providing Party to the Receiving Party shall be those of an independent contractor and not an employee, agent or servant of the Receiving Party, and this Agreement does not create any partnership or joint venture between Parent and Buyer.

(b)                           Each Party expressly consents to the other Party’s use of subcontractors in connection with the performance of Support Services hereunder.

7.                                       Term.

(a)                            With respect to all of the Support Services, the term of this Agreement shall begin on the date hereof and shall remain in full force for a period of twelve (12) months (the “Transition Period”); provided, however, that either Party may terminate this Agreement at any time, in whole or with respect to any Support Service being provided to it at such time, by providing written notice to the other Party at least thirty (30) days prior to such termination, in which case this Agreement or any such Support Service being terminated shall be terminated effective as of the end of the month in which the thirty (30) day notice period expires. Charges for any Support Services so terminated shall be reduced accordingly; provided, that the Receiving Party shall be obligated to pay the Providing Party for any Support Service provided prior to the effective date of termination of any such Support Service.

(b)                           So long as Buyer is in full compliance with its obligations under this Agreement and all amounts to be paid to Parent hereunder have been paid when due, Buyer shall have the option to extend the Transition Period with respect to any Parent Support Service up to an additional period of six (6) months with respect to all or part of the Parent Support Services that have not been terminated prior to the end of the Transition Period (the “Buyer Extension Period”). Buyer may exercise its option to initiate a Buyer Extension Period by delivery of a written notice to Parent no later than sixty (60) days prior to the end of the Transition Period. Buyer’s notice shall specify in reasonable detail the types and levels of Parent Support Services to be provided by Parent during the Buyer Extension Period. If Buyer initiates a Buyer Extension Period with respect to any Parent Support Service, the fee, rate or amount to be charged to Buyer for the provision of any Parent Support Service shall be increased by twenty-five percent (25%) from the fee, rate or amount to be charged in accordance with Schedule 1.

(c)                            So long as Parent is in full compliance with its obligations under this Agreement and all amounts to be paid to Buyer hereunder have been paid when due, Parent shall have the option to extend the Transition Period with respect to any Buyer Support Service up to an additional period of six (6) months with respect to all or part of the Buyer Support Services that have not been terminated prior to the end of the Transition Period (the “Parent Extension Period”). Parent may exercise its option to initiate a Parent Extension Period by delivery of a written notice to Buyer no later than sixty (60) days prior to the end of the Transition Period. Parent’s notice shall specify in reasonable detail the types and levels of Buyer Support Services to be provided by Buyer during the Parent Extension Period. If Parent initiates a Parent Extension Period with respect to any Buyer Support Service, the fee, rate or amount to be charged to Buyer for the provision of any Buyer Support Service shall be increased by twenty-five percent (25%) from the fee, rate or amount to be charged in accordance with Schedule 2.

(d)                           Notwithstanding the provisions of Sections 7(a), (b) and (c), each Party reserves the right to immediately terminate this Agreement by written notice to the other Party in the event that:

(i)                                     the other Party commits a material breach of the terms of this Agreement, which breach remains uncured for a period of five (5) days after the non-breaching Party has given written notice to the other Party of such breach (the “Cure

Period”); provided, that each Party expressly acknowledges that the failure to pay any amount when due (following any Cure Period) and any breach of Section 4(a), (b) or (c) shall be a material breach of the terms of this Agreement; provided, however, that neither contesting in good faith the quality or effectiveness of Support Services nor the withholding of amounts owed hereunder in connection with a good faith dispute concerning such Support Services shall be considered a material breach for purposes of this subparagraph;

(ii)                                  the other Party shall (A) apply for consent to the appointment of a receiver, trustee or liquidator, (B) admit in writing an inability to pay debts as they mature, (C) make a general assignment for the benefit of creditors, (D) file a voluntary petition or have filed against it a petition for an order of relief under the Federal Bankruptcy Code, as the same may be amended, so as to take advantage of any insolvency laws or to file an answer admitting the general obligations of an insolvency petition; or

(iii)                               the other Party shall have been prevented from exercising normal managerial control over all or any substantial part of its property by any person or agent or by reason of the entry of any order, judgment or decree by any court or governmental agency of competent jurisdiction approving a petition seeking the reorganization of such Party, or appointment of a receiver’s trustee, liquidator or the like of such Party or a substantial part of its assets.

(e)                            Upon termination of this Agreement for any reason, unless otherwise specified in Article 12 of the PPD Purchase Agreement, each Party shall return to the other Party all documents and other tangible objects containing or representing Confidential Information of the other Party obtained in connection with this Agreement, including all notes, records, extracts, summaries and permitted copies thereof, which are in the possession or control of such Party.

(f)                              EACH PARTY, AS RECEIVING PARTY, EXPRESSLY AGREES THAT A CONDITION TO THE PROVIDING PARTY PROVIDING SUPPORT SERVICES IS THE RECEIVING PARTY’S AGREEMENT TO MAKE ALL PAYMENTS TO THE PROVIDING PARTY WHEN DUE (FOLLOWING THE CURE PERIOD), AND THAT BUT FOR RECEIVING PARTY’S AGREEMENT TO MAKE ANY SUCH PAYMENTS WHEN DUE (FOLLOWING THE CURE PERIOD), THE PROVIDING PARTY WOULD NOT HAVE AGREED TO ENTER INTO THIS AGREEMENT. EACH PARTY, AS RECEIVING PARTY, EXPRESSLY UNDERSTANDS AND AGREES THAT IF IT FAILS TO MAKE ANY PAYMENT TO THE PROVIDING PARTY WHEN DUE (FOLLOWING THE CURE PERIOD), THE PROVIDING PARTY SHALL HAVE THE RIGHT IN ITS SOLE AND ABSOLUTE DISCRETION TO IMMEDIATELY TERMINATE THIS AGREEMENT AND CEASE PROVIDING ANY SUPPORT SERVICES. ANY TERMINATION OF THIS AGREEMENT AND SUPPORT SERVICES AS A RESULT OF THE RECEIVING PARTY’S FAILURE TO MAKE ANY

PAYMENT TO THE PROVIDING PARTY WHEN DUE (FOLLOWING THE CURE PERIOD) SHALL BE WITHOUT LIABILITY OF ANY KIND WHATSOEVER TO THE PROVIDING PARTY AND ITS AFFILIATES. EACH PARTY, AS RECEIVING PARTY, EXPRESSLY UNDERSTANDS AND AGREES THAT ANY SUCH TERMINATION OF SUPPORT SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT ON THE RECEIVING PARTY’S BUSINESS.

(g)                           Buyer’s exercise of the option in the Lease Agreement (as defined in the EPD Purchase Agreement) shall not affect the Parties’ obligations hereunder or be deemed to result in the termination of this Agreement.

8.                                       Information and Records. Each Party shall keep the other Party reasonably and promptly informed as to all matters relevant to the performance of Support Services hereunder. Each Party will maintain true and correct records of all receipts, invoices, reports and such other documents relating to the Support Services rendered hereunder as are customarily maintained by it for its own operations or as reasonably requested by the other Party.

9.                                       Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; or (d) if given pursuant to Section 1(a) pr 1(b), sent by e-mail with confirmation of transmission by return email, in each case to the following addresses, facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a Party may designate by notice to the other Party):

Parent:	Stewart & Stevenson Services, Inc.
2707 North Loop West, Suite 800
Houston, Texas 77008
Attention: General Counsel
	Facsimile:	(713) 868-2130
	Confirm:	(713) 868-7700
	E-mail:	s.biar@ssss.com

with a mandatory copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
	Attention:	Charles H. Still
	Facsimile:	(713) 651-5246
	Confirm:	(713) 651-5151

Buyer:	c/o Parman Capital Group, LLC
1000 Louisiana, Suite 5900
Houston, Texas 77002
	Attention:	Hushang Ansary
	Facsimile:	713-659-3137
	Confirm:	713-650-0071
E-mail: email@hushangansary.com

with a mandatory copy (which shall not constitute notice) to:

Jones Day
222 East 41st Street
New York, NY 10017
	Attention:	William F. Henze II
	Facsimile:	212-755-7306
	Confirm:	212-326-3939

10.                                 Waiver. No course of dealing and no delay on the part of either Party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Party’s rights, powers or remedies. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written agreement of the Party charged with such waiver or estoppel. The waiver of any breach of any term, condition or provision of this Agreement shall not be construed as a waiver of any prior, concurrent or subsequent breach of the same or any other term, condition or provision hereof.

11.                                 Entire Agreement. This Agreement and the Schedules attached to this Agreement and the Purchase Agreements constitute the final and entire agreement between the Parties concerning the subject matter hereof, and supersede all prior and contemporaneous agreements and undertakings of the Parties in connection therewith. This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties. There are no oral agreements between the Parties.

12.                                 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party.

13.                                 Governing Law. This Agreement and the performance hereof shall be governed by and construed and enforced under, and any Dispute determined in accordance with, the laws of the State of Texas, without regard to conflicts-of-law principles that would require the application of the law of any other jurisdiction.

14.                                 Confidentiality. The Parties agrees that this Agreement, including all information exchanged or accessed pursuant to this Agreement and the Support Services provided hereunder, is subject to, and the Parties are bound by, the terms and conditions in Section 12 of the PPD Purchase Agreement.

15.                                 Arbitration. In the event there shall exist any dispute or controversy with respect to this Agreement or the providing of Support Services hereto or the transactions contemplated hereby, the Parties hereto agree to seek to resolve such dispute in accordance with Section 13.4 of the PPD Purchase Agreement.

16.                                 Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision hereof.

17.                                 Captions. The headings to Sections of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

18.                                 Schedules. All Schedules hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

19.                                 No Third Party Beneficiaries. This Agreement inures to the sole and exclusive benefit of the Parties, their respective successors, legal representatives and permitted assigns, and confers no benefit on any third party.

20.                                 Mutual Cooperation; Further Assurances. Upon request by either Party from time to time during the term of this Agreement, each Party agrees to execute and deliver all such other and additional instruments, notices and other documents and do all such other acts and things as may be necessary to carry out the purposes of this Agreement and to more fully assure the Parties’ rights and interests provided for hereunder.

21.                                 Amendments; Changes; Modifications. This Agreement may not be effectively amended, changed, modified or altered without the written consent of the Parties and such consent shall be effective only in the specific instance and for the specific purpose for which it is given.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

BUYER:

STEWART & STEVENSON LLC

By:	/s/ Hushang Ansary
Name:	Hushang Ansary
Title:	Chairman

PARENT:

STEWART & STEVENSON SERVICES, INC.

By:	/s/ Carl B. King
Name:	Carl B. King
Title:	Senior Vice President, Secretary
and General Counsel

Schedules are omitted in accordance with Item 601(b)(2) of Regulation S-K. Schedules will be provided by the Company to the Securities Exchange Commission upon request.